Exhibit 99.1
WERNER ENTERPRISES, INC.
14507 Frontier Road
P. O. Box 45308
Omaha, Nebraska 68145

FOR IMMEDIATE RELEASE	Contact: John J. Steele
Executive Vice President, Treasurer and
Chief Financial Officer
(402) 894-3036

WERNER ENTERPRISES REPORTS THIRD QUARTER 2012 REVENUES AND EARNINGS

Omaha, Nebraska, October 17, 2012:

Werner Enterprises, Inc. (NASDAQ: WERN), one of the nation's largest transportation and logistics companies, reported revenues and earnings for the third quarter ended September 30, 2012.

Summarized financial results for third quarter and year-to-date 2012 compared to third quarter and year-to-date 2011 are as follows (dollars in thousands, except per share data):

	3Q12	3Q11	% Change	YTD12	YTD11	% Change
Total revenues	$506,504	$509,587	(1)%	$1,526,692	$1,494,913	2%
Trucking revenues, net of fuel surcharge	$326,222	$331,346	(2)%	$979,422	$981,502	0%
Value Added Services (“VAS”) revenues	$82,490	$76,635	8%	$243,268	$211,435	15%
Operating income	$41,805	$50,066	(17)%	$128,320	$124,275	3%
Net income	$25,128	$29,578	(15)%	$77,053	$73,389	5%
Earnings per diluted share	$0.34	$0.40	(15)%	$1.05	$1.00	5%

Werner Enterprises had a 15% decline in earnings per diluted share in third quarter 2012 compared to third quarter 2011, resulting from softer freight demand, rising fuel prices and other cost increases that exceeded rate increases. Earnings per diluted share for third quarter 2012 were in line with expectations that the Company announced on September 13, 2012.

Freight demand in third quarter 2012 did not show normal seasonal improvement from mid-August through September; in contrast, we experienced seasonal strengthening in demand during the same period in third quarter 2011. In third quarter 2012, our customers generally chose to keep their inventory levels leaner in a market with economic and political uncertainty. Freight trends for October 2012 to date have continued to trend below levels for the same period in 2011.

Average revenues per total mile, net of fuel surcharge, rose 1.9% in third quarter 2012 compared to third quarter 2011. Lower than anticipated freight volumes caused our loads to truck ratio in our truckload segment to be slightly below equilibrium for much of third quarter 2012. As a result, spot pricing rates trended lower, and the number of special freight projects with customers declined for both our truck fleets and VAS Brokerage unit in third quarter 2012 compared to third quarter 2011. Project freight is generally of a higher volume and shorter duration and therefore commands a premium price. While the recent freight trends have been disappointing, we believe truckload capacity constraints will continue due to an older industry truck fleet, the higher cost of new trucks and trailers, significant safety regulatory changes and a challenging driver

Werner Enterprises, Inc. – Release of October 17, 2012

market. We continue to work jointly with our customers to secure sustainable transportation solutions across all modes and to offset increased rates through enhanced optimization and transportation solutions whenever possible.

In third quarter 2012, we averaged 7,222 trucks in service and we ended the quarter with 7,110 trucks. This is a 215 truck decline from the end of second quarter 2012. This truck decline resulted primarily from our decision to exit certain less profitable customer business during third quarter 2012. Our primary objectives continue to be improving our operating margin percentage and our returns on assets, equity and invested capital, while staying true to our broad transportation services portfolio. Only through enhanced returns can we continue our commitment to reinvest in our fleet and our expanded portfolio of services.

We continue to diversify our business model with the goal of achieving a balanced portfolio of revenues comprised of One-Way Truckload (which includes the short-haul Regional, medium-to-long-haul Van and Expedited fleets), Specialized Services and VAS. Our Specialized Services unit, primarily Dedicated, ended the quarter with 3,285 trucks (or 46% of our total fleet).

Diesel fuel prices were seven cents per gallon higher in third quarter 2012 than in third quarter 2011 and were 11 cents per gallon higher than in second quarter 2012. In second quarter 2012, the Department of Energy ("DOE") national average fuel survey price per gallon declined each week for the last eleven weeks. In a period of steadily declining fuel prices, the Company experiences a temporary favorable earnings lag effect, since fuel costs decline at a faster pace than the market indexes used to determine fuel surcharge collections. This occurred during second quarter 2012, enabling the Company to temporarily have lower net fuel expense, which helped to offset uncompensated fuel costs such as truck idling, empty miles, and out-of-route miles. In third quarter 2012, the DOE national average fuel price increased each week for eleven consecutive weeks. When fuel prices steadily rise each week, there is a temporary negative earnings lag effect that occurs because the cost of fuel rises immediately and the market indexes that are used to determine fuel surcharges increase at a slower pace. This occurred during third quarter 2012, causing the Company to have higher net fuel expense. For the first 17 days of October 2012, the average diesel fuel price per gallon was 40 cents higher than the average diesel fuel price per gallon in the same period of 2011 and 30 cents higher than in fourth quarter 2011.

Capacity in our industry remains constrained by economic, safety and regulatory factors. From 2007 to 2010, the number of new class 8 trucks built was well below historical replacement levels for our industry. This led to the oldest average industry truck age in 40 years. Carriers were compelled to begin upgrading their aging truck fleets, which led to increased replacement purchases of new and later-model used trucks during 2011. Orders for new class 8 trucks have been slowing during 2012. We believe these orders slowed as current freight rate relief is not keeping pace with the increased costs and capital requirements for new and much more expensive EPA-compliant trucks. The significantly higher costs of new equipment and related diesel exhaust fluid will not be recovered through a single year rate review cycle; however, we remain committed to investing in a best in class fleet for the benefit of our customers, our drivers and the Werner brand.

In July, Congress passed the federal transportation bill which requires the U.S. Department of Transportation (“DOT”) to promulgate rules and regulations mandating the use of electronic on-board recorders (“EOBRs”) by July 2013 with full adoption for all trucking companies by no later than July 2015. We are the recognized industry leader for electronic logging of driver hours as we proactively adopted a paperless log system in 1996 that was subsequently approved for our use by the Federal Motor Carrier Safety Administration (“FMCSA”) in 1998. We believe that as EOBRs become the industry standard and industry requirement, EOBR use will help to level the competitive field for transit times, driver recruiting, driver retention and rates.

The driver recruiting and retention market became more challenging in third quarter 2012 compared to second quarter 2012. Driver pay increases by our competitors, a slightly lower number of and increased competition for truck driving school graduates and an improved housing construction market were all factors. Driver pay increased 1.4 cents per total mile in third quarter 2012 compared to third quarter 2011 as we made certain pay adjustments over the last year to attract and retain drivers for specific fleets. While we are not immune to fluctuations in the driver market, we continue to believe we are in a better position in the current

Werner Enterprises, Inc. – Release of October 17, 2012

market than many competitors because approximately 70% of our driving jobs are in more attractive, shorter-haul Regional and Dedicated fleet operations that enable us to return these drivers to their homes on a more frequent and consistent basis.

Gains on sales of assets were $5.4 million in third quarter 2012 compared to $6.0 million in third quarter 2011 and $5.7 million in second quarter 2012. We sold fewer trucks and trailers in third quarter 2012 which resulted in slightly lower gains. We expect to sell fewer trucks and trailers in fourth quarter 2012 compared to fourth quarter 2011. Gains on sales are reflected as a reduction of Other Operating Expenses in our income statement.

We continued to buy new trucks and trailers to replace older equipment we sell or trade. The higher cost of new equipment results in higher depreciation expense. We continue to invest in environmentally friendly equipment solutions such as more aerodynamic truck features, idle reduction systems, tire inflation systems and trailer skirts which improve the mile per gallon efficiency of our fleet. Our net capital expenditures in third quarter 2012 were $58 million, which puts year-to-date net capital expenditures for 2012 at $180 million. We expect our net capital expenditures for the full year 2012 to be in a range of $210 million to $225 million. The average age of our truck fleet as of September 30, 2012 was 2.3 years, and we expect to further reduce our average truck age to approximately 2.2 years as of December 31, 2012.

To provide shippers with additional sources of managed capacity and network analysis, we continue to develop our non-asset-based VAS segment. VAS includes Brokerage, Freight Management, Intermodal and Werner Global Logistics (International).

	Three Months Ended September 30,				Nine Months Ended September 30,
	2012		2011		2012		2011
Value Added Services (amounts in thousands)	$	%	$	%	$	%	$	%
Operating revenues	$82,490	100.0	$76,635	100.0	$243,268	100.0	$211,435	100.0
Rent and purchased transportation expense	69,888	84.7	64,648	84.4	206,305	84.8	178,365	84.4
Gross margin	12,602	15.3	11,987	15.6	36,963	15.2	33,070	15.6
Other operating expenses	8,823	10.7	7,913	10.3	24,896	10.2	21,867	10.3
Operating income	$3,779	4.6	$4,074	5.3	$12,067	5.0	$11,203	5.3

The following table shows the change in shipment volume and average revenue (excluding logistics fee revenue) per shipment for all VAS shipments.

	Three Months Ended September 30,				Nine Months Ended September 30,
	2012	2011	Difference	% Change	2012	2011	Difference	% Change
Total VAS shipments	65,989	65,343	646	1%	201,185	188,450	12,735	7%
Less: Non-committed shipments to Truckload segment	20,473	19,853	620	3%	58,438	58,505	(67)	0%
Net VAS shipments	45,516	45,490	26	0%	142,747	129,945	12,802	10%
Average revenue per shipment	$1,651	$1,556	$95	6%	$1,589	$1,520	$69	5%

In third quarter 2012, VAS revenues increased $6 million or 8%, gross margin dollars increased 5% and operating income dollars decreased 7% compared to third quarter 2011.

Brokerage revenues in third quarter 2012 increased 7% compared to third quarter 2011 due to an 8% increase in average revenue per shipment, partially offset by a 1% decrease in shipment volume. Brokerage gross margin percentage declined 60 basis points due to lower special project business, and Brokerage operating income in third quarter 2012 was higher than in third quarter 2011. Intermodal revenues increased 10%, and Intermodal operating income was higher comparing third quarter 2012 to third quarter 2011. Werner

Werner Enterprises, Inc. – Release of October 17, 2012

Global Logistics revenues increased slightly in third quarter 2012 compared to third quarter 2011 while operating income declined.

Comparisons of the operating ratios (net of fuel surcharge revenues) for the Truckload segment and VAS segment for third quarters 2012 and 2011 and year-to-date 2012 and 2011 are shown below.

Operating Ratios	3Q12	3Q11	Difference	YTD12	YTD11	Difference
Truckload Transportation Services	88.9%	86.3%	2.6%	88.6%	88.4%	0.2%
Value Added Services	95.4%	94.7%	0.7%	95.0%	94.7%	0.3%

Fluctuating fuel prices and fuel surcharge collections impact the total company operating ratio and the Truckload segment's operating ratio when fuel surcharges are reported on a gross basis as revenues versus netting against fuel expenses. Eliminating fuel surcharge revenues, which are generally a more volatile source of revenue, provides a more consistent basis for comparing the results of operations from period to period. The Truckload segment's operating ratios for third quarter 2012 and third quarter 2011 are 91.3% and 89.3%, respectively, and for year-to-date 2012 and 2011 are 91.1% and 91.0%, respectively, when fuel surcharge revenues are reported as revenues instead of a reduction of operating expenses.

Our financial position remains strong. As of September 30, 2012 we had no debt and $796.2 million of stockholders' equity.

Werner Enterprises, Inc. – Release of October 17, 2012

	INCOME STATEMENT DATA
	(Unaudited)
	(In thousands, except per share amounts)

	Quarter	% of	Quarter	% of
	Ended	Operating	Ended	Operating
	9/30/2012	Revenues	9/30/2011	Revenues

Operating revenues	$506,504	100.0	$509,587	100.0

Operating expenses:
Salaries, wages and benefits	134,923	26.6	132,128	25.9
Fuel	98,805	19.5	103,777	20.4
Supplies and maintenance	44,589	8.8	44,334	8.7
Taxes and licenses	22,251	4.4	23,932	4.7
Insurance and claims	14,469	2.8	15,603	3.1
Depreciation	41,901	8.3	40,197	7.9
Rent and purchased transportation	107,495	21.2	100,081	19.6
Communications and utilities	3,382	0.7	3,846	0.8
Other	(3,116)	(0.6)	(4,377)	(0.9)
Total operating expenses	464,699	91.7	459,521	90.2
Operating income	41,805	8.3	50,066	9.8

Other expense (income):
Interest expense	18	—	5	—
Interest income	(461)	(0.1)	(337)	(0.1)
Other	16	—	52	—
Total other expense (income)	(427)	(0.1)	(280)	(0.1)

Income before income taxes	42,232	8.4	50,346	9.9
Income taxes	17,104	3.4	20,768	4.1
Net income	$25,128	5.0	$29,578	5.8

Diluted shares outstanding	73,445		73,231
Diluted earnings per share	$0.34		$0.40

	OPERATING STATISTICS
	Quarter Ended		Quarter Ended
	9/30/12	% Change	9/30/11
Trucking revenues, net of fuel surcharge (1)	$326,222	(1.5)%	$331,346
Trucking fuel surcharge revenues (1)	90,143	(4.4)%	94,326
Non-trucking revenues, including VAS (1)	86,157	8.6%	79,320
Other operating revenues (1)	3,982	(13.3)%	4,595
Operating revenues (1)	$506,504	(0.6)%	$509,587

Average monthly miles per tractor	9,575	(3.1)%	9,881
Average revenues per total mile (2)	$1.573	1.9%	$1.543
Average revenues per loaded mile (2)	$1.797	2.6%	$1.752
Average percentage of empty miles	12.48%	4.5%	11.94%
Average trip length in miles (loaded) (3)	477	(2.7)%	490
Total miles (loaded and empty) (1)	207,446	(3.4)%	214,792
Average tractors in service	7,222	(0.3)%	7,246
Average revenues per tractor per week (2)	$3,475	(1.2)%	$3,518
Capital expenditures, net (1)	$58,321		$47,660
Cash flow from operations (1)	$59,917		$83,309
Return on assets (annualized)	7.5%		9.5%
Total tractors (at quarter end)
Company	6,460		6,630
Independent contractor	650		620
Total tractors	7,110		7,250

Total trailers (truck and intermodal, quarter end)	23,600		22,925

(1)	Amounts in thousands.

(2)	Net of fuel surcharge revenues.

(3)	Quarter ended 9/30/11 trip length corrected. See www.werner.com (“Investors tab” under “Featured Documents”) for correction of prior quarterly and annual trip length data.

Werner Enterprises, Inc. – Release of October 17, 2012

	INCOME STATEMENT DATA
	(Unaudited)
	(In thousands, except per share amounts)

	Nine Months	% of	Nine Months	% of
	Ended	Operating	Ended	Operating
	9/30/2012	Revenues	9/30/2011	Revenues

Operating revenues	$1,526,692	100.0	$1,494,913	100.0

Operating expenses:
Salaries, wages and benefits	407,283	26.7	400,256	26.8
Fuel	301,064	19.7	312,210	20.9
Supplies and maintenance	131,167	8.6	128,608	8.6
Taxes and licenses	67,750	4.4	70,372	4.7
Insurance and claims	48,796	3.2	50,194	3.3
Depreciation	124,078	8.1	119,161	8.0
Rent and purchased transportation	316,501	20.7	287,183	19.2
Communications and utilities	10,545	0.7	11,612	0.8
Other	(8,812)	(0.5)	(8,958)	(0.6)
Total operating expenses	1,398,372	91.6	1,370,638	91.7
Operating income	128,320	8.4	124,275	8.3

Other expense (income):
Interest expense	225	—	43	—
Interest income	(1,316)	(0.1)	(1,027)	(0.1)
Other	(90)	—	341	—
Total other expense (income)	(1,181)	(0.1)	(643)	(0.1)
Income before income taxes	129,501	8.5	124,918	8.4
Income taxes	52,448	3.5	51,529	3.5
Net income	$77,053	5.0	$73,389	4.9

Diluted shares outstanding	73,414		73,203
Diluted earnings per share	$1.05		$1.00

	OPERATING STATISTICS
	YTD 12	% Change	YTD 11
Trucking revenues, net of fuel surcharge (1)	$979,422	(0.2)%	$981,502
Trucking fuel surcharge revenues (1)	280,739	—%	280,786
Non-trucking revenues, including VAS (1)	253,380	15.3%	219,725
Other operating revenues (1)	13,151	1.9%	12,900
Operating revenues (1)	$1,526,692	2.1%	$1,494,913

Average monthly miles per tractor	9,650	(2.3)%	9,882
Average revenues per total mile (2)	$1.556	2.4%	$1.520
Average revenues per loaded mile (2)	$1.772	3.0%	$1.721
Average percentage of empty miles	12.20%	4.5%	11.67%
Average trip length in miles (loaded) (3)	481	(2.8)%	495
Total miles (loaded and empty) (1)	629,441	(2.5)%	645,568
Average tractors in service	7,248	(0.2)%	7,259
Average revenues per tractor per week (2)	$3,465	(0.1)%	$3,467
Capital expenditures, net (1)	$180,247		$153,600
Cash flow from operations (1)	$198,715		$200,339
Return on assets (annualized)	7.7%		8.1%
Total tractors (at quarter end)
Company	6,460		6,630
Independent contractor	650		620
Total tractors	7,110		7,250

Total trailers (truck and intermodal, quarter end)	23,600		22,925

(1)	Amounts in thousands.

(2)	Net of fuel surcharge revenues.

(3)	YTD 2011 trip length data corrected. See www.werner.com (“Investors tab” under “Featured Documents”) for correction of prior quarterly and annual trip length data.

Werner Enterprises, Inc. – Release of October 17, 2012

BALANCE SHEET DATA
(In thousands, except share amounts)

	9/30/12	12/31/11
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$18,037	$12,412
Accounts receivable, trade, less allowance
of $10,530 and $10,154, respectively	217,758	218,712
Other receivables	9,957	9,213
Inventories and supplies	25,172	30,212
Prepaid taxes, licenses and permits	6,568	15,094
Current deferred income taxes	27,420	25,805
Other current assets	23,768	29,883
Total current assets	328,680	341,331

Property and equipment	1,689,927	1,625,008
Less – accumulated depreciation	691,418	682,872
Property and equipment, net	998,509	942,136

Other non-current assets	19,143	18,949

	$1,346,332	$1,302,416

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Checks issued in excess of cash balances	$—	$6,671
Accounts payable	74,216	93,486
Insurance and claims accruals	56,798	62,681
Accrued payroll	26,512	19,483
Other current liabilities	19,902	16,504
Total current liabilities	177,428	198,825

Other long-term liabilities	15,306	14,194

Insurance and claims accruals, net of current portion	121,200	121,250

Deferred income taxes	236,232	243,000

Stockholders’ equity:
Common stock, $.01 par value, 200,000,000 shares
authorized; 80,533,536 shares issued; 72,883,336
and 72,847,576 shares outstanding, respectively	805	805
Paid-in capital	97,404	94,396
Retained earnings	846,116	779,994
Accumulated other comprehensive loss	(3,902)	(5,170)
Treasury stock, at cost; 7,650,200 and 7,685,960
shares, respectively	(144,257)	(144,878)
Total stockholders’ equity	796,166	725,147
	$1,346,332	$1,302,416

Werner Enterprises, Inc. – Release of October 17, 2012

Werner Enterprises, Inc. was founded in 1956 and is a premier transportation and logistics company, with coverage throughout North America, Asia, Europe, South America, Africa and Australia. Werner maintains its global headquarters in Omaha, Nebraska and maintains offices in the United States, Canada, Mexico, China and Australia. Werner is among the five largest truckload carriers in the United States, with a diversified portfolio of transportation services that includes dedicated van, temperature-controlled and flatbed; medium-to-long-haul, regional and local van; and expedited services. Werner's Value Added Services portfolio includes freight management, truck brokerage, intermodal, and international services. International services are provided through Werner’s domestic and global subsidiary companies and include ocean, air and ground transportation; freight forwarding; and customs brokerage.

Werner Enterprises, Inc.’s common stock trades on The NASDAQ Global Select MarketSM under the symbol “WERN”. For further information about Werner, visit the Company’s website at www.werner.com.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on information presently available to the Company’s management and are current only as of the date made. Actual results could also differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011. For those reasons, undue reliance should not be placed on any forward-looking statement. The Company assumes no duty or obligation to update or revise any forward-looking statement, although it may do so from time to time as management believes is warranted or as may be required by applicable securities law. Any such updates or revisions may be made by filing reports with the U.S. Securities and Exchange Commission, through the issuance of press releases or by other methods of public disclosure.